Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2004 Stock Plan, 1996 Stock Plan, and 2012 Employee Stock Purchase Plan of Peregrine Semiconductor Corporation of our reports dated March 30, 2012, except for the retrospective adoption of amendments to the accounting standards relating to the reporting and display of comprehensive income (loss) and Note 11 as to which the date is July 22, 2012, with respect to the consolidated financial statements of Peregrine Semiconductor Corporation included in the Registration Statement (Form S-1 No. 333-170711) and related Prospectus of Peregrine Semiconductor Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 20, 2012